Exhibit 99.1

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces

Increase in Share Repurchase Program

WESTBROOK, Maine, May 3, 2017 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, today announced that the repurchase by the Company of up to an additional 3.0 million shares of its common stock under its ongoing share repurchase program has been authorized. Repurchases may be made in the open market (including through Rule 10b5-1 plans) or in negotiated transactions. These shares are in addition to the 3,297,887 shares remaining under the Company’s share repurchase program as of April 28, 2017, pursuant to previous Board authorizations. The timing and amount of any repurchases will be at the discretion of the Company's management.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Contact:

Investor Relations:

Kerry Bennett

207-556-8155